Exhibit 99.1

BED BATH & BEYOND INC. REPORTS FISCAL 2022 THIRD QUARTER RESULTS

UNION, New Jersey, January 10, 2023 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the third quarter of fiscal 2022 ended November 26, 2022.

Sue Gove, President & CEO of Bed Bath & Beyond Inc. said, “At the beginning of the third quarter, we initiated a turnaround plan anchored on serving our loyal customers, following a period when our merchandise and strategy had veered away from their preferences. Although we moved quickly and effectively to change the assortment and other merchandising and marketing strategies, inventory was constrained and we did not achieve our goals. We will continue to rebalance our assortment towards National Brands and refine our Owned Brands mix to reflect the deep understanding of our customer, along with the selection and value only we can offer in the Home and Baby markets. We are actively pursuing higher in-stock levels to meet proven demand.”

Ms. Gove continued, “We are implementing our plan expeditiously while managing our financial position in a changing landscape. We are delivering on our aggressive second half commitment of $250 million in SG&A optimization, or $500 million in annualized savings. We are also on track to achieve the 150 store closures that we previously outlined, which will further enable us to allocate resources according to customer demand. Our organization is more streamlined and we have adopted a more focused infrastructure that reflects our current business.”

“For decades, Bed Bath & Beyond has set the pace across the sector and we have commanded our position in retail through many different economic cycles and alongside a continuously evolving customer. We believe our concrete advantages in defining categories, offering broad and curated selections, and delivering for customers are compelling reasons why we will continue to command a formidable presence in the Home and Baby categories into the future.”

“As we shared last week, we continue to work with advisors as we consider all strategic alternatives to accomplish our near- and long-term goals. We have a team, internally and externally, with proven experience helping companies successfully navigate complex situations and become stronger. Multiple paths are being explored and we are determining our next steps thoroughly, and in a timely manner. We are committed to updating all stakeholders on our plans as they develop and finalize – particularly our employees and partners, who are the essential catalysts of our business and the cornerstones of our future.”

Ms. Gove concluded, "We want our customers to know that we hear them and are charging ahead every day to meet their needs. Our entire organization is laser-focused on maximizing the value of our company by reconnecting with our customers and positioning Bed Bath & Beyond, buybuy BABY, and Harmon for long-term success.”

Q3 Highlights

•Net Sales of $1.259 billion declined (33)%, predominantly driven by a Comparable1 Sales decline of (32)%
▪Bed Bath & Beyond banner Comparable1 Sales decline of (34)%; buybuy BABY Comparable1 Sales decline in the low-twenties percent range
▪Sales performance driven by lower in-stock position of approximately 70% and decrease in customer traffic
•Welcome Rewards membership surpasses 16 million, increasing from approximately 6 million in the second quarter of fiscal 2022, reflecting predominantly new members
•GAAP Gross Margin of 22.1%; Adjusted2 Gross Margin of 22.8% reflecting the continuation of incremental clearance activity related to discontinued Owned Brands merchandise and increased promotional activity
▪Double-digit decrease in Owned Brands inventory penetration versus peak levels during the first half of fiscal 2022

•SG&A Expense of $583.6 million significantly below $698.0 million last year, driven by successful execution of aggressive cost reduction initiatives to right-size expense structure as previously committed
▪On track to deliver approximately $250 million of SG&A savings versus last year for the second half of fiscal 2022, or $500 million on an annualized basis
▪On track to complete approximately 150 store closures by the end of fiscal 2022
▪Initiated incremental cost reductions of approximately $80 million to $100 million across corporate, including overhead expense and headcount, to align with current business
▪Additional $80 million to $100 million savings opportunity identified across supply chain that will also improve cost to serve and time to deliver for our customers
•Net Loss for the quarter included $100.7 million of non-cash impairment charges related to certain store-level assets
•Cash Flow from Operations of approximately $(307.6) million, Liquidity of approximately $0.5 billion, including the Company's ABL facility and FILO loan less borrowings of $550.0 million

Fiscal 2022 Third Quarter Results (ending November 26, 2022)
Net sales of $1.259 billion declined (33)%, reflecting a Comparable1 Sales decline of (32)%.
•By channel, Comparable1 Sales declined (31)% in Stores and (33)% in Digital versus the fiscal 2021 third quarter.
•By banner, Comparable1 Sales decreased (34)% at Bed Bath & Beyond and declined in the low-twenties at BABY compared to the prior year period.
GAAP Gross Margin of 22.1% and Adjusted2 Gross Margin of 22.8% included the negative impact of Owned Brands clearance activity related to the rebalancing of the Company's merchandise assortment towards National Brands, as well as incremental promotional activity.
SG&A Expense remain at lower levels compared to the prior year period, primarily due to the implementation of cost optimization plans to align with business performance. The Company expects to deliver its previously announced SG&A Expense reduction target of approximately $250.0 million versus last year for the second half of fiscal 2022, or approximately $500 million on an annualized basis.

Adjusted2 EBITDA for the period was ($225.0) million reflecting lower Net Sales and lower Adjusted2 Gross Margin.
Net Loss per diluted share of $(4.33) for the quarter reflected $0.68 of special items for the quarter including $100.7 million of non-cash impairment charges primarily related to certain store-level assets. Excluding special items, Adjusted2 Net Loss per diluted share was $(3.65).
For the fiscal 2022 third quarter, the Company reported operating cash flow of approximately $(307.6) million.
Cash, cash equivalents, restricted cash and investments totaled approximately $0.2 billion and Total Liquidity3 was approximately $0.5 billion as of the fiscal 2022 third quarter, including the Company’s $1.130 billion asset-backed revolving credit facility and FILO facility less borrowings of $550.0 million and approximately $186.2 million in letters of credit.

Fiscal 2022 Third Quarter Conference Call

Bed Bath & Beyond Inc.’s fiscal 2022 third quarter conference call will be held today at 8:15am EDT and may be accessed by dialing 1-404-400-0571, or if international, 1-866-374-5140, using conference ID number 32641301#. An audio webcast of the conference call, along with the earnings press release and supplemental financial disclosures, will also be available on the investor relations section of the Company's website at http://bedbathandbeyond.gcs-web.com/investor-relations. The webcast will be available for replay after the call.

(1) Comparable Sales reflects the year-over-year change in sales from the Company's retail channels, including stores and digital, that have been operating for twelve full months following the opening period (typically six to eight weeks). Comparable Sales excludes the impact of the Company's store network optimization program.
(2) Adjusted items refer to comparable sales as well as financial measures that are derived from measures calculated in accordance with GAAP, which have been adjusted to exclude certain items. Adjusted Gross Margin, Adjusted SG&A, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EPS - Diluted are non-GAAP financial measures. For more information about non-GAAP financial measures, see “Non-GAAP Information” below.
(3) Total Liquidity includes cash & investments and availability under the Company’s asset-based revolving credit facility.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, and facevalues.com. As of November 26, 2022, the Company had a total of 949 stores, including 762 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 137 buybuy BABY stores and 50 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal 2022 third quarter, the Company closed 6 Bed Bath & Beyond stores. The joint venture to which the Company is a partner operates 12 stores in Mexico under the name Bed Bath & Beyond.

Non-GAAP Information

This press release contains certain non-GAAP information, including adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA margin, adjusted gross margin, adjusted SG&A, and adjusted net earnings per diluted share. Non-GAAP information is intended to provide visibility into the Company’s core operations and excludes special items, including non-cash impairment charges related to certain store-level assets and tradenames, loss on sale of businesses, gain on the extinguishment of debt, charges recorded in connection with the restructuring and transformation initiatives, which includes accelerated markdowns and inventory reserves related to the planned assortment transition to Owned Brands and costs associated with store closures related to the Company's fleet optimization and the income tax impact of these items. The Company’s definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported GAAP financial results. For a reconciliation to the most directly comparable US GAAP measures and certain information relating to the Company’s use of non-GAAP financial measures, see “Non-GAAP Financial Measures” below.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934, as amended, including, but not limited to, our progress and anticipated progress towards our long-term objectives and our turnaround plan, as well as more generally the status of our future liquidity and financial condition and our outlook for our 2022 fiscal fourth quarter and 2022 fiscal year. Many of these forward-looking statements can be identified by use of words such as “may,” “will,” “expect,” “anticipate,” “approximate,” “estimate,” “assume,” “continue,” “model,” “project,” “plan,” “goal,” “preliminary,” and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. Our actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: our ability to deliver and execute on our turnaround plan; the result of the evaluation of strategic alternatives, including restructuring or refinancing of our debt, seeking additional debt or equity capital, reducing or delaying our business activities and strategic initiatives, or selling assets, other strategic transactions and/or other measures, including obtaining relief under the U.S. Bankruptcy Code, and the terms, value and timing of any transaction resulting from that process; our ability to finalize or fully execute actions and steps that would be probable of mitigating the existence of “substantial doubt” regarding our ability to continue as a going concern; our ability to increase cash flow to support our operating activities and fund our obligations and working capital needs; general economic conditions including supply chain disruptions, labor shortages, wage pressures, rising inflation and the ongoing military conflict between Russia and Ukraine; challenges related to our relationships with our suppliers, the failure of our suppliers to supply us with the necessary volume and types of products; the impact of cost-savings measures; our inability to generate sufficient cash to service all of our indebtedness or our ability to access additional capital; changes to our credit rating or the terms on which vendors or others will provide us credit; the impact of strategic changes, including the reaction of customers to such changes; a challenging overall macroeconomic environment and a highly competitive retailing environment; changing consumer preferences, spending habits and demographics; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by us; challenges in executing our omni-channel and transformation strategy, including our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to successfully execute our store fleet optimization strategies, including our ability to achieve anticipated cost savings and to not exceed anticipated costs; our ability to execute on any strategic transactions and realize the benefits of any, partnerships, investments or divestitures; disruptions to our information technology systems, including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; damage to our reputation in any aspect of our operations; the cost of labor, merchandise, logistical costs and other costs and expenses; potential supply chain disruption due to trade restrictions or otherwise, and other factors such as natural disasters, pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; inflation and the related increases in costs of materials, labor and other costs; inefficient management of relationships and dependencies on third-party service providers; our ability to attract and retain qualified employees in all areas of the organization; unusual weather patterns and natural disasters, including the impact of climate change; uncertainty and disruptions in financial markets; volatility in the price of our common stock and its effect, and the effect of other factors, on our capital allocation strategy; changes to statutory, regulatory and other legal requirements or deemed noncompliance with such requirements; changes to accounting rules, regulations and tax laws, or new interpretations of existing accounting standards or tax laws; new, or developments in existing, litigation, claims or assessments; and a failure of our business partners to adhere to appropriate laws, regulations or standards. Except as required by law, we do not undertake any obligation to update our forward-looking statements.

Contacts

INVESTOR CONTACT: Susie Kim, IR@bedbath.com
MEDIA CONTACT: Julie Strider, media@bedbath.com

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 26, 2022	November 27, 2021	November 26, 2022	November 27, 2021
Net sales	$1,259,112	$1,877,874	$4,159,548	$5,816,382

Cost of sales	980,249	1,208,954	3,133,111	3,912,699

Gross profit	278,863	668,920	1,026,437	1,903,683

Selling, general and administrative expenses	583,588	697,953	1,855,973	2,009,687

Impairments	100,724	1,759	182,941	18,472

Restructuring and transformation initiative expenses	45,484	41,219	123,816	99,400

Loss on sale of businesses	—	14,100	—	18,221

Operating loss	(450,933)	(86,111)	(1,136,293)	(242,097)

Interest expense, net	33,527	15,772	68,578	47,893

(Gain) loss on extinguishment of debt	(94,380)	—	(94,380)	376

Loss before provision for income taxes	(390,080)	(101,883)	(1,110,491)	(290,366)

Provision for income taxes	2,886	174,546	6,300	110,152

Net loss	$(392,966)	$(276,429)	$(1,116,791)	$(400,518)

Net loss per share - Basic	$(4.33)	$(2.78)	$(13.40)	$(3.90)
Net loss per share - Diluted	$(4.33)	$(2.78)	$(13.40)	$(3.90)

Weighted average shares outstanding - Basic	90,708	99,591	83,342	102,772
Weighted average shares outstanding - Diluted	90,708	99,591	83,342	102,772

Non-GAAP Financial Measures

The following table reconciles non-GAAP financial measures presented in this press release or that may be presented on the Company’s third quarter conference call with analysts and investors. The Company believes that these non-GAAP financial measures provide management, analysts, investors and other users of the Company’s financial information with meaningful supplemental information regarding the performance of the Company’s business. These non-GAAP financial measures should not be considered superior to, but in addition to other financial measures prepared by the Company in accordance with GAAP, including comparisons of year-to-year results. The Company’s method of determining these non-GAAP financial measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies. As such, the Company does not recommend the sole use of these non-GAAP measure to assess its financial and earnings performance. For reasons noted above, the Company is presenting certain non-GAAP financial measures for its fiscal 2022 third quarter. In order for investors to be able to more readily compare the Company’s performance across periods, the Company has included comparable reconciliations for the 2021 period in the reconciliation tables below. The Company is not providing a reconciliation of its guidance with respect to Adjusted EBITDA and Adjusted SG&A because the Company is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three Months Ended November 26, 2022
			Excluding
	Reported		Loss on Sale of Businesses	Gain on extinguishment of debt	Restructuring and Transformation Expenses	Impairments charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$278,863		$—	$—	$8,558	$—	$—	$8,558	$287,421
Gross margin	22.1%		—%	—%	0.7%	—%	—%	0.7%	22.8%

Restructuring and transformation initiative expenses	45,484		—	—	(45,484)	—	—	(45,484)	—

(Loss) earnings before provision (benefit) for income taxes	(390,080)		—	(94,380)	54,042	100,724	—	60,386	(329,694)

Provision for income taxes	2,886		—	—	—	—	(1,352)	(1,352)	1,534
Effective tax rate	(0.7)%						0.2%	0.2%	(0.5)%

Net (loss) income	$(392,966)		$—	$(94,380)	$54,042	$100,724	$1,352	$61,738	$(331,228)

Net loss per share - Diluted	$(4.33)								$(3.65)

Weighted average shares outstanding- Basic	90,708								90,708
Weighted average shares outstanding- Diluted	90,708	(1)							90,708

Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
Net (loss) income	$(392,966)		$—	$(94,380)	$54,042	$100,724	$1,352	$61,738	$(331,228)
Depreciation and amortization	88,925		—	—	(17,747)	—	—	(17,747)	71,178
Gain on extinguishment of debt	(94,380)		—	94,380	—	—	—	94,380	—
Interest expense	33,527		—	—	—	—	—	—	33,527
Provision for income taxes	2,886		—	—	—	—	(1,352)	(1,352)	1,534
EBITDA	$(362,008)		$—	$—	$36,295	$100,724	$—	$137,019	$(224,989)
EBITDA as % of net sales									(17.9)%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

	Three Months Ended November 27, 2021
			Excluding
	Reported		Loss on Sale of Businesses	Gain on extinguishment of debt	Restructuring and Transformation Expenses	Impairment charges	Total income tax impact	Total Impact	Adjusted
Gross Profit	$668,920		$—	$—	$6,111	$—	$—	$6,111	$675,031
Gross margin	35.6%		—%	—%	0.3%	—%	—%	0.3%	35.9%

Restructuring and transformation initiative expenses	41,219		—	—	(41,219)	—	—	(41,219)	—

(Loss) earnings before (benefit) provision for income taxes	(101,883)		14,100	—	47,330	1,759	—	63,189	(38,694)

(Benefit) provision for income taxes	174,546		—	—	—	—	(188,674)	(188,674)	(14,128)
Effective tax rate	(171.3)%						207.8%	207.8%	36.5%

Net (loss) income	$(276,429)		$14,100	$—	$47,330	$1,759	$188,674	$251,863	$(24,566)

Net loss per share - Diluted	$(2.78)								$(0.25)

Weighted average shares outstanding- Basic	99,591								99,591
Weighted average shares outstanding- Diluted	99,591	(1)							99,591

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
Net (loss) income	$(276,429)		$14,100	$—	$47,330	$1,759	$188,674	$251,863	$(24,566)
Depreciation and amortization	76,352		—	—	(12,792)	—	—	(12,792)	63,560
Gain on extinguishment of debt	—		—	—	—	—	—	—	—
Interest expense	15,772		—	—	—	—	—	—	15,772
(Benefit) provision for income taxes	174,546		—	—	—	—	(188,674)	(188,674)	(14,128)
EBITDA	$(9,759)		$14,100	$—	$34,538	$1,759	$—	$50,397	$40,638
EBITDA as % of net sales									2.2%

(1) If a company is in a net loss position, then for earnings per share purposes, diluted weighted average shares outstanding are equivalent to basic weighted average shares outstanding.

BED BATH & BEYOND INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	November 26, 2022	February 26, 2022	November 27, 2021
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$153,521	$439,496	$509,054
Merchandise inventories	1,436,150	1,725,410	1,911,859
Prepaid expenses and other current assets	288,503	198,248	526,540
Total current assets	1,878,174	2,363,154	2,947,453
Long-term investment securities	21,451	19,212	19,237
Property and equipment, net	1,050,526	1,027,387	923,977
Operating lease assets	1,321,665	1,562,857	1,603,536
Other assets	129,610	157,962	162,435
Total assets	$4,401,426	$5,130,572	$5,656,638

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$697,889	$872,445	$908,070
Accrued expenses and other current liabilities	356,482	529,371	649,204
Merchandise credit and gift card liabilities	295,197	326,465	313,968
Current operating lease liabilities	313,368	346,506	347,721
Total current liabilities	1,662,936	2,074,787	2,218,963
Other liabilities	119,907	102,438	69,972
Operating lease liabilities	1,388,484	1,508,002	1,532,873
Income taxes payable	93,386	91,424	101,535
Long-term debt	1,935,356	1,179,776	1,179,682
Total liabilities	5,200,069	4,956,427	5,103,025

Shareholders' (deficit) equity:
Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—	—
Common stock - $0.01 par value; authorized - 900,000 shares; issued 382,339, 344,146 and 344,140, respectively; outstanding 117,322, 81,979 and 96,338 shares, respectively	3,823	3,441	3,441
Additional paid-in capital	2,427,739	2,235,894	2,227,469
Retained earnings	8,549,536	9,666,091	9,825,156
Treasury stock, at cost; 265,017, 262,167 and 247,802 shares, respectively	(11,731,194)	(11,685,267)	(11,454,757)
Accumulated other comprehensive loss	(48,547)	(46,014)	(47,696)

Total shareholders' (deficit) equity	(798,643)	174,145	553,613

Total liabilities and shareholders' (deficit) equity	$4,401,426	$5,130,572	$5,656,638

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	November 26, 2022	November 27, 2021	November 26, 2022	November 27, 2021
Cash Flows from Operating Activities:
Net loss	$(392,966)	$(276,429)	$(1,116,791)	$(400,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	88,925	76,352	231,019	214,742
Impairments	100,724	1,759	182,941	18,472
Stock-based compensation	2,312	8,882	18,746	26,875
Deferred income taxes	—	175,375	—	126,437
Loss on sale of businesses	—	14,100	—	18,221
(Gain) loss on debt extinguishment	(94,380)	—	(94,380)	376
Other	2,544	(2,143)	3,511	(7,516)
Decrease (increase) in assets:
Merchandise inventories	138,255	(322,818)	284,984	(240,522)
Other current assets	(34,923)	(21,621)	(34,512)	60,582
Other assets	6,141	143	6,059	(82)
(Decrease) increase in liabilities:
Accounts payable	(47,391)	(81,898)	(128,792)	(72,408)
Accrued expenses and other current liabilities	(19,183)	137,045	(156,075)	20,385
Merchandise credit and gift card liabilities	(32,651)	3,094	(30,724)	1,551
Income taxes payable	1,507	(670)	2,300	(1,160)
Operating lease assets and liabilities, net	(24,898)	(14,963)	(52,657)	(16,707)
Other liabilities	(1,604)	(6,986)	(5,642)	(13,468)
Net cash used in operating activities	(307,588)	(310,778)	(890,013)	(264,740)

Cash Flows from Investing Activities:
Purchases of held-to-maturity investment securities	—	—	—	(29,997)
Redemption of held-to-maturity investment securities	—	30,000	—	30,000
Net proceeds from sale of property	—	—	—	5,000
Capital expenditures	(95,594)	(82,995)	(322,094)	(232,470)
Net cash used in investing activities	(95,594)	(52,995)	(322,094)	(227,467)

Cash Flows from Financing Activities:
Borrowing of long-term debt	375,000	—	925,000	—
Repayments of long-term debt	—	—	—	(11,355)
Repayments of finance leases	(1,040)	—	(1,849)	—
Repurchase of common stock, including fees	(2,680)	(118,912)	(45,927)	(358,923)
Issuance of common stock and At-the-Market offering, net of offering costs	118,975	—	118,975	—
Payment of dividends	(13)	(127)	(329)	(767)
Payment of Exchange Offer costs	(7,992)	—	(7,992)	—
Payment of deferred financing fees	(19,479)	—	(19,479)	(3,443)
Net cash provided by (used in) financing activities	462,771	(119,039)	968,399	(374,488)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(646)	(1,577)	(1,517)	(88)

Net increase (decrease) in cash, cash equivalents and restricted cash	58,943	(484,389)	(245,225)	(866,783)

Cash, cash equivalents and restricted cash:
Beginning of period	166,716	1,024,830	470,884	1,407,224
End of period	$225,659	$540,441	$225,659	$540,441